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EXHIBIT 99.1


Contact:  Joseph L. DePaula                              January 24, 2006
          AMTROL Inc.
          (401) 884-6300


                      AMTROL Inc. APPOINTS NEW CEO and CFO
                      ------------------------------------

AMTROL Inc. (the "Company") today announced that its Board of Directors has named Larry T. Guillemette as Chairman of the Board, President and Chief Executive Officer. In addition, the Board of Directors also named Joseph L. DePaula as Executive Vice President, Chief Financial Officer, Treasurer and Secretary.

The above appointments were made after the resignation of Albert D. Indelicato, who cited personal reasons, as Chairman of the Board, Chief Executive Officer and President of the Company effective January 18, 2006.

Mr. Guillemette was Executive Vice President, Chief Financial Officer and Treasurer of the Company from August 2000 through January 2006. Mr. Guillemette joined the Company in 1998 as Executive Vice President-Marketing and Business Development. Prior to joining the Company, Mr. Guillemette was President and Chief Executive Officer of Balcrank Products, Inc.

Joseph L. DePaula was Vice President-Finance and Corporate Controller of the Company since April 2001 and became Secretary of the Company in 2005. Prior to joining the Company, Mr. DePaula served as Chief Financial Officer of Semi-Alloys Co.

AMTROL is a leading international producer and marketer of flow and expansion control products, water heaters and cylinders for a variety of gases. The Company's major products include pressure tanks used in water well, hydronic heating and potable hot water applications, indirect-fired water heaters, and both LPG and disposable refrigerant gas cylinders. Products are marketed under the Well-X-Trol, Extrol, Therm-X-Trol and BoilerMate brand names. AMTROL is a wholly owned subsidiary of AMTROL Holdings, Inc., which is controlled by Cypress Merchant Banking Partners, L.P. and Cypress Offshore Partners.